Exhibit 99.1

Badger Meter Reports Second Quarter 2019 Results

MILWAUKEE--(BUSINESS WIRE)--July 18, 2019--Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

  Net sales for the second quarter of 2019 were $103.5 million, compared to $113.6 million in the comparable prior year quarter.
  Gross profit margins improved 240 basis points year-over-year to 38.9%.
  GAAP net earnings and diluted earnings per share (EPS) were $11.4 million and $0.39, respectively, compared to $6.2 million and $0.21 in the comparable prior year period.
  Excluding the $8.2 million pre-tax, or $6.1 million and $0.21 per share after-tax pension termination settlement charge in the prior year comparable quarter, adjusted EPS was $0.39 compared to $0.42 for the second quarter of 2018.
  $23.1 million of cash provided by operations representing strong earnings conversion.

Second Quarter Operating Results

“As a technology leader, we have encountered innovation-driven order postponements during new product launch windows. We believe we experienced that impact during the second quarter as customers, eager to adopt our new leading-edge solutions, are actively pilot testing products prior to system-wide deployment or are awaiting new product releases. While this phenomenon creates sales unevenness in the short-term, we believe being at the forefront of new technologies benefits us and our prudent customers given the long term horizon over which their decisions are based,” said Kenneth C. Bockhorst, President and Chief Executive Officer of Badger Meter.

Municipal water sales declined 9.6% from the comparable prior year quarter as customers deferred orders to obtain the latest version of advanced technology products. This is most evident with ORION® Cellular LTE-M endpoints where customer pilots and testing continue without issue. In addition, the company further advanced its quality-focused launch process for the new three- and four-inch commercial E-Series® Ultrasonic meters expected to begin shipping later this year. Finally, prior year municipal water sales included a large Middle East order, which did not repeat. Sales of flow instrumentation products were 6.6% lower year-over-year with declines across most industrial end markets.

Operating margins increased 10 basis points to 14.5% in the second quarter of 2019 from 14.4% in the comparable prior year quarter. Gross profit margins were strong at 38.9%, a 240 basis point increase over the prior year’s 36.5% despite the lower sales volume. Gross profit benefited from positive product and regional sales mix, as well as favorable price/cost dynamics.

Selling, engineering and administration (“SEA”) expenses in the second quarter of 2019 of $25.2 million were flat with the prior year, however given the lower sales volume, SEA as a percent of sales was elevated. The tax rate of 23.8% was in line with the prior year’s adjusted 23.6%.

Cash from operations of $23.1 million increased 25.3% or $4.7 million year-over-year, primarily associated with improved working capital management.

Bockhorst continued, “I am encouraged by the market interest and pilot testing of our leading technologies, which continues at a robust pace. Our gross profit margins improved year-over-year for the fourth consecutive quarter. Our working capital management helped generate robust cash from operations and our continuous improvement focus on metrics including SQDC (safety, quality, delivery and cost) is evident across the organization. I want to express my appreciation to the dedicated team of Badger Meter professionals for their focus on customer quality and continuous improvement.”

Outlook

“Our backlog and new opportunity funnel remain solid, underscored by a high level of interest in our innovative smart water solutions. This includes both the larger size E-Series Ultrasonic meters and ORION Cellular LTE-M radios, which significantly improve performance and functionality. Further, I remain positive on municipal spending trends and our competitive share and positioning. Our customers are making 15 to 20 year investment decisions for their water management solutions and as such, product quality, features and breadth remain of utmost importance.” Bockhorst concluded, “Our smart water solution offerings and strong balance sheet give us confidence in our long term growth outlook as we help to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s second quarter 2019 results today, Thursday July 18, 2019 at 10:00 AM CT / 11:00 AM ET. The call and related presentation can be accessed via webcast through the Investor section of our website or by dialing 1-877-823-9761 (US) or 1-647-689-5327 (Intl) and entering the passcode 1988338. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter (the “company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The company’s results are also subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the SEC for further information regarding risk factors. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$103,542	$113,648	$208,423	$218,689

Cost of sales	63,266	72,144	127,690	140,437

Gross margin	40,276	41,504	80,733	78,252

Selling, engineering and administration	25,243	25,153	51,373	51,927

Operating earnings	15,033	16,351	29,360	26,325

Interest expense, net	85	409	214	699
Other pension and postretirement costs	35	8,031	82	8,012

Earnings before income taxes	14,913	7,911	29,064	17,614

Provision for income taxes	3,555	1,757	6,882	3,914

Net earnings	$11,358	$6,154	$22,182	$13,700

Earnings per share:

Basic	$0.39	$0.21	$0.76	$0.47

Diluted	$0.39	$0.21	$0.76	$0.47

Shares used in computation of earnings per share:

Basic	29,027,887	28,963,373	29,024,543	28,965,735

Diluted	29,211,533	29,133,443	29,224,552	29,159,400

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net earnings (GAAP measure)	$11,358	$6,154	$22,182	$13,700

Pension termination settlement charge, net of tax	-	6,134	-	6,134

Adjusted net earnings	$11,358	$12,288	$22,182	$19,834

Diluted earnings per share (GAAP measure)	$0.39	$0.21	$0.76	$0.47

Pension termination settlement charge, net of tax	-	0.21	-	0.21

Adjusted diluted earnings per share	$0.39	$0.42	$0.76	$0.68

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2019	2018
	(Unaudited)

Cash	$23,894	$13,086
Receivables	60,294	66,300
Inventories	83,319	80,804
Other current assets	8,037	4,469
Total current assets	175,544	164,659

Net property, plant and equipment	88,512	90,321
Intangible assets, at cost less accumulated amortization	51,717	55,418
Other long-term assets	17,830	11,035
Goodwill	71,258	71,258
Total assets	$404,861	$392,691

Liabilities and Shareholders' Equity

Short-term debt	$4,560	$18,060
Payables	29,556	22,469
Accrued compensation and employee benefits	12,256	13,768
Other current liabilities	7,935	5,718
Total current liabilities	54,307	60,015

Deferred income taxes	3,233	3,332
Long-term employee benefits and other	30,869	25,841
Shareholders' equity	316,452	303,503
Total liabilities and shareholders' equity	$404,861	$392,691

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$11,358	$6,154	$22,182	$13,700

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	3,085	2,719	6,063	5,894
Amortization	3,033	3,006	6,297	6,543
Deferred income taxes	(14)	58	(15)	59
Noncurrent employee benefits	(384)	(10)	(267)	84
Pension termination settlement charges	-	8,168	-	8,168
Contribution to pension plan	-	(1,600)	-	(1,600)
Stock-based compensation expense	289	473	554	944
Changes in:
Receivables	7,971	(1,846)	6,028	(6,765)
Inventories	(2,731)	(98)	(2,565)	167
Payables	4,601	3,224	9,141	(1,255)
Prepaid expenses and other assets	(1,845)	(1,515)	(3,946)	(3,101)
Other liabilities	(2,275)	(309)	(2,569)	2,361
Total adjustments	11,730	12,270	18,721	11,499
Net cash provided by operations	23,088	18,424	40,903	25,199

Investing activities:
Property, plant and equipment expenditures	(2,306)	(2,199)	(4,466)	(5,242)
Acquisitions, net of cash acquired and future payments	-	(8,048)	-	(8,048)
Net cash used for investing activities	(2,306)	(10,247)	(4,466)	(13,290)

Financing activities:
Net decrease short-term debt	(6,500)	(5,500)	(13,500)	(2,000)
Payment of contingent acquisition consideration	(650)	-	(1,650)	-
Dividends paid	(4,360)	(3,772)	(8,717)	(7,542)
Proceeds from exercise of stock options	277	-	748	231
Repurchase of treasury stock	(964)	(370)	(2,837)	(1,989)
Issuance of treasury stock	45	366	97	431
Net cash used for financing activities	(12,152)	(9,276)	(25,859)	(10,869)
Effect of foreign exchange rates on cash	231	(308)	230	(79)

Increase (decrease) in cash	8,861	(1,407)	10,808	961
Cash - beginning of period	15,033	13,532	13,086	11,164

Cash - end of period	$23,894	$12,125	$23,894	$12,125

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com